Exhibit 10.3

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

                This Amended and Restated Executive Employment Agreement (“Amended Agreement”), made and entered into as of this 12th day of May, 2007 (“Effective Date”), constitutes a voluntary and negotiated modification of the September 14, 2006 Executive Employment Agreement by and between MonoSol RX, LLC (the “Company”) and Joseph M. Fuisz, Esq., an individual (the “Executive”) (the “September 14th Agreement”).

WITNESSETH:

WHEREAS, the Company desires to continue to employ the Executive as its Senior Vice President of Business Development and Licensing, and Executive is willing to accept such employment by the Company, on the terms and subject to the conditions set forth in this Amended Agreement;

WHEREAS, the September 14th Agreement replaced and superseded the prior consulting agreement between the Company and the Executive;

WHEREAS, the September 14th Agreement shall be replaced and superseded by this Amended Agreement as of the Effective Date;

WHEREAS, the parties agree that this Amended Agreement constitutes a written instrument signed by them, as required by Section 13 hereof, which is sufficient to effectuate the modifications set forth herein; and

WHEREAS, the parties understand that the Company, through its successor by merger, Monosol Rx Inc., intends to file a registration statement with the Securities and Exchange Commission and to become a publicly held company pursuant to U.S. securities laws.  This Amended Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, legatees, personal representatives, successors, and assigns.  In the event of any merger of the Company with and into Monosol Rx Inc., all rights of the Company under this Amended Amendment shall survive such merger and shall become the rights of Monosol Rx Inc.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein set forth, and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Emplovment.  During the term of this Amended Agreement, the Executive agrees to be employed by and to serve the Company as its Senior Vice President of Business Development and Licensing, and the Company agrees to employ and retain Executive in such capacity. The Executive shall report directly to the President and CEO (hereafter the “CEO”). The Executive shall: (i) devote his entire business time, energy and skill to the affairs of the Company; (ii) faithfully, loyally, and industriously perform all duties incident to the position of Senior Vice President of Business Development and Licensing, as well as any other duties consistent with the stature and responsibility of the Executive’s position as may from time to time be assigned by the CEO of MonoSol RX, LLC; and (iii) diligently follow and implement all policies, practices, procedures, and rules of the Company. The Executive shall be based in Washington, D.C.

                2. Emplovment Term.  The employment term (the “Employment Term”) of the Executive under this Amended Agreement shall be for a period of eight (8) months, concluding December 31, 2007.  The Employment Term shall commence on the Effective Date and shall not extend beyond December 31, 2007 for any reason.

                Upon conclusion of the Employment Term, the Executive shall continue to provide services to the Company as an independent contractor pursuant to the Consulting Agreement attached hereto as Exhibit A, provided that the Executive’s employment is not otherwise terminated in 2007 pursuant to Section 5(A) or 5(D) hereof.  In the event the Executive’s employment is terminated during the Employment Term pursuant to Section 5(A) or 5(D) hereof, the Consulting Agreement attached as Exhibit A shall immediately become null and void and shall have no further force or effect, even if signed by the parties, and the terms of this Agreement shall remain valid and enforceable. If, however, the Consulting Agreement commences on its effective date of January 1, 2008, the Consulting Agreement shall supersede this Amended Agreement, with the exception of Section 8 hereof which shall survive any termination of this Amended Agreement or the Executive’s employment or consultancy. The term of the Consulting Agreement shall be for a one (1) year period, from January 1, 2008 through December 31, 2008, provided the Consulting Agreement is not revoked, rescinded or otherwise terminated pursuant to the terms of that Agreement.

                If, during the Employment Term, the Executive’s employment is terminated pursuant to Section 5(A) or 5(D) hereof, the Executive understands and agrees that such termination shall extinguish all of his rights to or interests in any Consulting Agreement with the Company, including those set forth in the Consulting Agreement attached hereto as Exhibit A. The Executive further understands and agrees that he shall not be entitled to any payments, compensation, or benefits other than those set forth in Section 6(A) or 6(D), whichever may be applicable.

                If, during the Employment Term, the Executive’s employment is terminated for any reason other than those set forth in Section 5(A) or 5(D) hereof, the Executive shall remain eligible for the applicable payments and benefits set forth in Section 6 for the duration of the Employment Term, which ends on December 31, 2007.  The Executive shall also remain eligible to return to the Company on January 1, 2008 to provide services as an independent contractor pursuant to the Consulting Agreement attached hereto as Exhibit A. The Executive understands that, under those circumstances, health care coverage following his termination of employment with the Company would be through COBRA, if elected by the Executive, and that the Company would reimburse the Executive for the COBRA premiums required to maintain the same level and type of health care coverage he had during his employment with MonoSol RX, LLC.  The Executive understands and agrees that COBRA coverage is usually limited to a maximum of eighteen (18) months and that, therefore, his COBRA coverage may be exhausted prior to or shortly after completion of his one (1) year assignment as a consultant and that the Company shall have no further obligation once COBRA is exhausted. A termination of employment during the Employment Term for any reason other than those set forth in Section 5(A) or 5(D) hereof shall not effect the vesting schedule of Executive’s Performance Units pursuant to the Performance Unit Plan.  The Company agrees that a such a break in service shall be bridged for purposes of the Executive’s Performance Units. This bridging will not occur if the termination is pursuant to Section 5(A) or 5(D) hereof.

                3. Compensation.

A. Base Salary. As compensation for services rendered to the Company pursuant to this

Amended Agreement, the Company shall pay to Executive a base salary (the “Base Salary”) at a rate of $280,000.00 per annum, payable at a rate of $23,333.33 per month. The Base Salary will be paid in accordance with the standard payroll policies of the Company as from time to time are in effect, from which shall be deducted federal and, if applicable, state income taxes, social security taxes, and such other and similar payroll taxes and charges as may be required or appropriate under applicable law. The Base Salary shall be considered by the CEO for increase based upon performance and other considerations as appropriately determined by the CEO, including without limitation performance assessment, market assessment for comparable executive and employment terms and awards as may be deemed appropriate from time to time.

B. Annual Bonus. In addition to the Base Salary, on December 31, 2007, Executive shall become eligible, if then employed with the Company, for a bonus (the “Annual Bonus”) of fifty percent (50%) of Executive’s Base Salary, provided Company achieves established performance targets. Executive must be employed by the Company on the day any bonus payment is due and payable under this Amended Agreement in order to receive said bonus payment. The bonus shall be paid in cash and/or performance units (or other form of equity in the event of any merger of the Company with and into Monosol Rx Inc.), as determined by the Company. If the Company exceeds established performance targets, the Company may, in its sole discretion, increase the amount of the Annual Bonus.

                4. Additional Benefits.

A. Executive Benefits. During the Employment Term, Executive shall receive such benefits and participate in such executive benefit plans as set forth in the MonoSol RX, LLC, Benefit Summary, attached hereto as Exhibit B and incorporated herein by reference.

B. Vacation: Sick Leave. The Executive shall, during the Employment Term, be allowed to take up to four (4) weeks of vacation (minus any vacation time already taken in 2007), and shall be eligible for such sick leave each year as shall be established by the Company for senior executives of the Company.

                5. Termination.

A. Termination for Cause. Notwithstanding anything to the contrary contained in this Amended Agreement, Termination for Cause may be effected by the Company at any time during the term of this Amended Agreement by written notification to the Executive in accordance with Section 7(A) of this Amended Agreement. For purposes of this Amended Agreement, “Termination for Cause” shall mean:

                                 (1)            the willful and continued failure of such Executive to perform his duties,

including, without limitation, such Executive’s failure or refusal to follow the legitimate directions of the Company and/or of any of the persons to whom such Executive reports (other than any such failure resulting from his death or permanent disability); or

                                 (2)           the engaging by such Executive in willful, reckless or negligent conduct in connection with his employment or other relationship which is materially detrimental to the Company; or,

                                (3)            the conviction of such Executive of any felony or any crime involving moral turpitude; or,

                                (4)           such Executive’s reporting to work impaired by or under the influence of alcohol or illegal drugs; or,

                                  (5)            such Executive’s engaging in the unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises; or,

                                 (6)            such Executive’s engaging in sexual harassment or other violation of any harassment or discrimination law; or,

                                 (7)           Executive’s commission of fraud in connection with Executive’s employment or theft, misappropriation or embezzlement of the Company’s funds; or,

                                 (8)           the demonstrated use or disclosure by Executive of any confidential proprietary or trade secret information of Executive’s former employer or that Executive learned or obtained through his former employer; or,

                                 (9)            the demonstrated use or disclosure by the Executive of any confidential information of the Company except when such disclosure is made pursuant to the directions of the Company or in accordance with Company policy; or,

(10) such Executive’s engaging in competitive behavior against the Company, purposely aiding a competitor of the Company, or misappropriating or aiding in misappropriating a material opportunity of the Company.

All determinations of “Cause” shall be made by the Board of Managers of the Company (the “Board”). If the Company elects to terminate Executive’s employment for Cause pursuant to clause (1) of the definition of “Cause” and the action or inaction prompting such termination is capable of cure, the Company shall first give Executive written notice thereof, including a description of the evidence upon which the Board has relied to support such finding and a period of thirty (30) days (the “Cause Notice Period”) from the date of such notice to cure the action or inaction giving rise to the written notice. If such action or inaction is not cured by Executive by the end of the Cause Notice Period, as determined by the Board and communicated to the Executive in writing, such termination shall be effective upon the first day after the expiration of the Cause Notice Period.

B. Termination bv Reason of Disabilitv. In a manner consistent with the Americans with Disabilities Act and the Family and Medical Leave Act, this Amended Agreement may be terminated at the Company’s option immediately upon notice to Executive if Executive shall suffer a Permanent Disability. For purposes of this Amended Agreement, the term “Permanent Disability” shall mean the Executive’s inability to perform the essential functions of his job under this Amended Agreement, with or without reasonable accommodation, for a period of ninety (90) consecutive days or for an aggregate of one hundred twenty (120) days, whether or not consecutive, in any twelve (12) month period, due to illness, accident or other physical or mental incapacity, as determined by a board certified physician mutually agreed to by both the Executive and the Company.

C. Termination by Reason of Death. In the event of the Executive’s death, the Executive’s employment shall be deemed to have terminated on the date of Executive’s death.

D. Voluntary Resignation. Executive may terminate this Amended Agreement at any time, subject to providing sixty (60) days’ written notice to the Company in accordance with Section 7(B) of this Amended Agreement; provided, however, that Executive’s covenants and obligations under Section 8 herein shall survive Executive’s voluntary resignation.

E. Involuntary Termination. Notwithstanding anything to the contrary contained in this Amended Agreement, involuntary termination may be effected by the Company by giving written notification to the Executive in accordance with Section 7(A) of this Amended Agreement. For purposes of this Amended Agreement, the term “Involuntary Termination” shall mean termination by the Company of the Executive’s employment with the Company other than: (i) Termination for Cause; (ii) Termination by Reason of Disability; or (iii) Termination by Reason of Death.

F. Termination for Good Reason. The Executive may terminate this Amended Agreement for “Good Reason” at any time during the term of this Amended Agreement by providing written notification to the Company in accordance with Section 7(B) of this Amended Agreement. For purposes of this Amended Agreement, “Good Reason” shall mean (l) any action by the Company which results in a substantial diminution in Executive’s position, authority, duties or responsibilities (including status, offices, titles and reporting requirements contemplated by this Amended Agreement), or (2) material breach by the Company of its obligations under this Amended Agreement.

                6. Obligations of the Company Upon Termination.

A. Termination for Cause.  In the event that the Executive’s employment under this Amended Agreement is terminated for Cause, the Company shall have no obligation to pay the salary or any other compensation provided under this Amended Agreement, to or for the benefit of the Executive for any period after the date of such termination, or to pay any bonus for the fiscal year in which such termination occurs; provided, however, that the Company shall promptly pay: (i) all Base Salary earned by the Executive prior to the date of such termination; and (ii) any benefits under any plans of the Company in which the Executive is a participant, to the full extent of the Executive’s rights under such plan.

                        B. Termination by Reason of Disability.  In the event that the Executive’s employment under this Amended Agreement is terminated by Reason of Disability, the Company shall have no obligation to pay the Base Salary provided under this Amended Agreement to or for the benefit of the Executive for any period after the date of such termination; provided, however, that the Company shall promptly pay: (i) all Base Salary earned by the Executive prior to the date of such termination; (ii) any benefits under any plans of the Company in which the Executive is a participant, to the full extent of the Executive’s rights under such plan; (iii) a cash payment equal to the Annual Bonus received by the Executive for the previous year, pro-rated for the number of days employed during the year of termination up to the date of termination; and (iv) accrued, unused vacation pay.

C. Termination by Reason of Death. If the employment of the Executive hereunder shall terminate because of death of the Executive, the Company shall have no obligation to pay the Base Salary provided under this Amended Agreement to or for the benefit of the Executive for any period after the date of such termination; provided, however, that the Company shall promptly pay: (i) all Base Salary earned by the Executive prior to the date of such termination; (ii) any benefits under any plans of the Company in which the Executive was a participant to the full extent of the Executive’s rights under such plans; (iii) accrued, unused vacation pay; and (iv) a cash payment equal to the Annual Bonus received by the Executive for the previous year, prorated for the number of days employed during the year of termination up to the date of termination.

D. Voluntary Resignation. In the event that the Executive voluntarily resigns from his employment with the Company, the Company may, at its discretion, continue the Executive’s employment with the Company for the full amount of the notice period. In the event of said termination, the Company shall have no obligation to pay the Base Salary provided under this Amended Agreement to or for the benefit of the Executive for any period after the end of said notice period; provided, however, that the Company shall promptly pay: (i) all salary earned by the Executive prior to the date of such termination as well as Base Salary for the notice period; and (ii) any benefits under any plans of the Company in which Executive is a participant, to the full extent of the Executive’s rights under such plans (with the exception of any bonus and/or incentive compensation).

E. Involuntary Termination or Termination for Good Reason. In the event that the Executive’s employment under this Amended Agreement is involuntarily terminated as defined in Section 5(E) of this Amended Agreement, the Company shall: (i) continue to pay the Executive the Base Salary for the remainder of the Employment Term (the “Severance Period”), at such intervals as the same would have been paid had the Executive remained in the active service of the Company; and (ii) pay any benefits under any plans of the Company in which the Executive is a participant, to the full extent of the Executive’s rights under such plans for the remainder of the Severance Period. If, during the Severance Period, the Executive materially breaches his obligations under Section 8 of this Amended Agreement, the Company may, upon written notice to the Executive, terminate the Severance Period and cease to make any further payments to Executive.

                7. Notice of Termination.

A. The Company may effect a termination of this Amended Agreement pursuant to the provisions of Section 5 of this Amended Agreement upon giving thirty (30) days’ written notice to the Executive of such termination; provided, however, that a Termination for Cause under Section 5(A) shall take effect immediately, at the option of the CEO.

B. The Executive may effect a termination of this Amended Agreement pursuant to the provisions of Section 5(D) of this Amended Agreement upon giving sixty (60) days’ written notice to the Company.

                8. Covenants of the Executive.

                In order to induce the Company to enter into this Amended Agreement and employ the Executive hereunder, the Executive hereby covenants and agrees as follows. For all purposes under this Section 8 herein, the Company’s “business” shall mean film based delivery systems to deliver drug actives, nutraceuticals, cosmaceuticals or flavors, and soluble film based packaging systems.

A. Non-Competition. During the Employment Term, Executive shall not, without the prior written consent of Company, which consent may be withheld at the sole discretion of Company, engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, advisor, creditor, or otherwise, with the operation, management, or conduct of any business that competes with Company. Executive shall not in any manner disrupt or attempt to disrupt any relationships which Company may have with any of its employees, suppliers, customers, lessors, banks, consultants, or other persons or entities with whom business dealings or ongoing relationships exist, nor induce any such parties to terminate or otherwise alter the manner in which such relationships are being conducted with Company.

B. Confidentiality. During the Employment Term, and following the termination of this Amended Agreement for any reason for as long as the information remains confidential, Executive shall not make any use, for his own benefit or for the benefit of a business or entity other than Company, of any verbal or written secret or confidential information. Such confidential information shall include, but not be limited to, customer lists, trade secrets, sales, marketing or consignment information, vendor lists or operational resource information, forms, processes or procedures, budget and financial statements or information, files, records, documents, compilation of data, engineering drawings, computer print-outs, or any other data of or pertaining to Company, its business, customers and financial affairs, or its services not generally known within Company’s trade and which was acquired by him during his affiliation with Company. Executive shall not remove from Company premises or retain without the Company’s written consent any of Company’s confidential information as defined herein, or copies of or extracts therefrom. Executive shall hold in a fiduciary capacity for the benefit of Company all secret or confidential information, knowledge, or data of Company or its business or production operations obtained by Executive during his employment by Company, which shall not be generally known to the public or recognized as standard practice (whether or not developed by Executive) and shall not, during his employment hereunder or after the termination of such employment, communicate or divulge any such information, knowledge or data to any person, firm or corporation other than Company or persons, firms or corporations designated by Company. Executive acknowledges that this information is treated as confidential by Company, that Company takes meaningful steps to protect the confidentiality of this information, and that Company has at all times directed Executive to maintain the confidentiality of this information. Immediately upon termination of this Amended Agreement, Executive shall return all of Company’s property to it, including any and all copies of said property.

C. Ownership of Work Product. Executive agrees that Company shall own all intellectual property including trade secrets, patents, patentable inventions, discoveries and improvements that relate to Company’s business that Executive conceives, develops during the Employment Term or delivers to the Company while performing services pursuant to this Amended Agreement (“Work Product”). Executive further agrees to deliver to the Company, and that the Company shall thereafter own for all purposes, all Work Product conceived or developed by the Executive relating to the business of the Company which does not otherwise belong to Employee’s former employer or to which the former employer has no legal right or claim. Executive hereby irrevocably extinguishes for the benefit of the Company and its assigns any moral right to the Work Product recognized by applicable law. All Work Product shall be considered a work made for hire by Executive and owned by Company. If any of the Work Product may not, by operation of law, be considered work made for hire by Executive for Company, or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, Executive agrees to assign, and upon creation thereof automatically assign, without further consideration, the ownership of all trade secrets, copyrights, patentable inventions, and other intellectual property rights therein to Company, its successors and assigns. Company, its successors, and assigns, shall have the right to obtain and hold in its or their own name copyrights, patents, registrations and any other protection available in the foregoing. For purposes hereof, a “trade secret” shall mean any information, including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use and are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. Executive agrees to perform, upon the reasonable request of Company and at no cost to the Company (other than travel out of pocket costs where applicable), during or after the period(s) that this Amended Agreement remains in effect, such further acts as may be necessary or desirable to transfer, perfect and defend the Company’s ownership of Work Product, or to enforce the Company’s Work Product against third parties. When requested, Executive shall promptly and at no cost to the Company (other than travel out of pocket costs, where applicable): (a) execute, acknowledge and deliver any requested affidavits and documents of assignment and conveyance; (b) obtain and aid in the enforcement of copyright and, if applicable, patents with respect to the Work Product in any countries; (c) provide testimony in connection with any enforcement proceeding or any proceeding affecting the right, title or interest of Company in any Work Product; and (d) perform any other acts deemed necessary or desirable to carry out the purposes of this Amended Agreement.

D. Inventions. All discoveries, designs, improvements, ideas and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of Company or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of Company that have been, or may be, conceived, developed or made by Executive during the Employment Term (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of Company. Executive shall immediately disclose to Company all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary by Company to perfect Company’s title thereto, or to the patents issued thereon, or to otherwise secure and protect Company’s property rights therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed or made by Executive during employment with Company. The Company acknowledges and agrees that the provisions of this paragraph shall not apply to any invention for which no equipment, supplies, facilities or trade secret (or proprietary) information of Company is used by Executive and which is developed entirely on Executive’s own time, unless (a) such invention related to the business of Company or to Company’s actual or demonstrably anticipated research or development; or (b) such invention results from any work performed by Executive for Company.

E. Intellectual Property Rights Agreement.  The terms of the Company’s Intellectual Property Rights Agreement are hereby incorporated into this Amended Agreement and any subsequent Consulting Agreement.  Executive agrees to voluntarily execute and deliver to the Company the Intellectual Property Rights Agreement as a condition of his continued employment and in exchange for the offer to continue to provide services to the Company as a consultant after the conclusion of the Employment Term.  To the extent the terms of the Intellectual Property Rights Agreement conflict with this Amended Agreement or any Consulting Agreement, the terms of the Intellectual Property Rights Agreement shall govern on any issues involving or affecting intellectual property rights.

F. Competition Following Termination. Within the two (2) year period immediately following termination of this Amended Agreement, regardless of the cause therefor, except as provided herein, Executive shall not, without the prior written consent of Company, which consent may be withheld at the sole discretion of Company: (a) engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, advisor, creditor, or otherwise with the operation, management, or conduct of any business in the United States that is or was a customer of Company, or that competes with the business of Company being conducted at the time of such termination; (b) solicit, contact, interfere with, or divert any customer served by Company or potential customer identified by Company during the period of Executive’s employment hereunder; or (c) solicit any person then or previously employed by Company to join Executive, whether as a partner, agent, employee, or otherwise, in any enterprise engaged in a business that competes with business of the Company at the time of such termination. Provided, however, that Executive shall not be bound by the Covenant set forth in this paragraph 8(E) in the event that the Company breaches any of its obligations to the Executive hereunder or in the event of the cessation or dissolution of the Company’s business. As used herein, “cessation or dissolution” means total liquidation of the Company and does not include a cessation of business due to any change in control.

G. Acknowledgment. Executive acknowledges that all of the restrictions set forth in this Section entitled “Covenants of the Executive” are reasonable in scope and essential to the preservation of Company’s business and proprietary properties and that the enforcement thereof will not in any manner preclude Executive, in the event of Executive’s termination of employment with Company, from becoming gainfully employed in such manner and to such extent as to provide a standard of living for himself, the members of his family, and those dependent upon him of at least the sort and fashion to which he and they have become accustomed and may expect.

H. Representations and Warranties. Executive represents and warrants to the Company as follows: (a) Executive is under no contractual or other restriction or obligation which may conflict with or be inconsistent with the execution of this Amended Agreement or with the performing of any duties for Company, or any other rights of Company; (b) neither Company nor any of its affiliates nor any of their respective officers, directors, employees, agents or employees has requested that Executive communicate or otherwise make available to any such parties at any time any proprietary information, data, trade secrets, or other confidential information belonging to Executive’s former employers or others.

I. Severability. All of the covenants of Executive contained in this Section entitled “Covenants of the Executive” shall each be construed as an agreement independent of any other provision in this Amended Agreement, and the existence of any claim or cause of action of Executive against Company, whether predicated on this Amended Agreement or otherwise, shall not constitute a defense to the enforcement by Company of such covenants. Both parties hereby expressly agree that it is not the intention of either party to violate any public policy, statutory or common law.  If any sentence, paragraph, clause or combination of the same of this Amended Agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of such paragraph and this Amended Agreement shall remain binding on the parties to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of this Amended Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

J. Remedies. The Executive agrees that irreparable harm would result from any breach by Executive of the covenants of this Section 8 in particular, and this Amended Agreement in general, and that monetary damages alone would not provide the Company adequate relief for any such breach. Accordingly, if Executive breaches any covenant in this Section 8, the parties acknowledge that equitable or injunctive relief in favor of the Company is a proper remedy, and nothing in this Amended Agreement shall be construed as precluding the Company from seeking such equitable or injunctive relief in a court of competent jurisdiction for Executive’s violations of Section 8. Any award of equitable or injunctive relief shall not preclude the Company from seeking or recovering any lawful compensatory damages that may have resulted from a breach of the covenants of this Amended Agreement. Any waiver or failure to seek enforcement or remedy for any breach or suspected breach of any covenant of Executive in this Amended Agreement shall not be deemed a waiver of such provision in the future. Furthermore, the existence of any claim of Executive against the Company, whether based upon this Amended Agreement or otherwise, shall not operate as a defense to the Company’s enforcement of any provision of this Amended Agreement. Proceedings seeking equitable and injunctive relief to enforce the terms of this Section 8 may be brought in any court of competent jurisdiction.

In the event that, on or before September 30, 2009, (i) the Executive breaches any of his obligations under this Amended Agreement, any Consulting Agreement, or any other agreement between Executive and the Company, Bios-Pharma, LLC or Monosol Rx Inc., or (ii) the Executive’s father, Dr. Richard Fuisz, breaches any of his obligations under the father’s May 2007 Agreement, the Company’s or Bios-Pharma, LLC’s Limited Liability Company Agreement, his Consulting Agreement, or any other agreement between Dr. Fuisz and the Company, Bios-Pharma, LLC or Monosol Rx Inc., then, in addition to any other remedies specifically enumerated herein or therein or otherwise provided by law, the Executive shall immediately forfeit, and shall immediately assign, transfer and convey to the Company or its designees, all of the portion of his father’s initial 55% membership interest in Bios-Pharma, LLC that was issued or transferred to him, without any recourse whatsoever; and the Executive shall also cause his father, Dr. Fuisz, to immediately forfeit, and to immediately assign, transfer and convey to the Company or its designees all of Dr. Fuisz’s initial 55% membership interest in Bios-Pharma, LLC, without any recourse whatsoever.

In the event that, after September 30, 2009 but on or prior to September 30, 2010, (i) the Executive breaches any of his obligations under this Amended Agreement, any Consulting Agreement, or any other agreement between Executive and the Company, Bios-Pharma, LLC or Monosol Rx Inc., or (ii) the Executive’s father, Dr. Richard Fuisz, breaches any of his obligations under the father’s May 2007 Agreement, the Company’s or Bios-Pharma, LLC’s Limited Liability Company Agreement, his Consulting Agreement, or any other agreement between Dr. Fuisz and the Company, Bios-Pharma, LLC or Monosol Rx Inc., then, in addition to any other remedies specifically enumerated herein or therein or otherwise provided by law, the Executive shall immediately forfeit, and shall immediately assign, transfer and convey to the Company or its designees, 50% of the portion of his father’s initial 55% membership interest in Bios-Pharma, LLC that was issued or transferred to him, without any recourse whatsoever; and the Executive shall also cause his father, Dr. Fuisz, to immediately forfeit, and to immediately assign, transfer and convey to the Company or its designees 50% of Dr. Fuisz’s initial 55% membership interest in Bios-Pharma, LLC, without any recourse whatsoever. For the avoidance of doubt, the Executive and Dr. Fuisz shall retain the non-forfeited portion (i.e., 50%) of Dr. Fuisz’s initial 55% membership interest in Bios-Pharma, LLC in such event, subject to the option to purchase set forth in Exhibit B to Dr. Fuisz’s May 2007 Agreement.

In the event that, after September 30, 2010 but on or prior to September 30, 2011, (i)

the Executive breaches any of his obligations under this Amended Agreement, any Consulting Agreement, or any other agreement between Executive and the Company, Bios-Pharma, LLC or Monosol Rx Inc., or (ii) the Executive’s father, Dr. Richard Fuisz, breaches any of his obligations under the father’s May 2007 Agreement, the Company’s or Bios-Pharma, LLC’s Limited Liability Company Agreement, his Consulting Agreement, or any other agreement between Dr. Fuisz and the Company, Bios-Pharma, LLC or Monosol Rx Inc., then, in addition to any other remedies specifically enumerated herein or therein or otherwise provided by law, the Executive shall immediately forfeit, and shall immediately assign, transfer and convey to the Company or its designees, 25% of the portion of his father’s initial 55% membership interest in Bios-Pharma, LLC that was issued or transferred to him, without any recourse whatsoever; and the Executive shall also cause his father, Dr. Fuisz, to immediately forfeit, and to immediately assign, transfer and convey to the Company or its designees 25% of Dr. Fuisz’s initial 55% membership interest in Bios-Pharma, LLC, without any recourse whatsoever. For the avoidance of doubt, the Executive and Dr. Fuisz shall retain the non-forfeited portion (i.e., 75%) of Dr. Fuisz’s initial 55% membership interest in Bios-Pharma, LLC in such event, subject to the option to purchase set forth in Exhibit B to Dr. Fuisz’s May 2007 Agreement.

In addition, in the event that the Executive breaches any of his obligations under this Amended Agreement, any Consulting Agreement, or any other agreement between Executive and the Company, Bios-Pharma, LLC or Monosol Rx Inc., then, in addition to any of the other remedies specifically enumerated herein or therein or otherwise provided by law, this Amended Agreement, any Consulting Agreement, and/or any other agreement between the Executive and the Company, Bios-Pharma, LLC or Monosol Rx Inc. shall be immediately terminated and shall have no further force or effect (provided, however, that the Executive’s surviving obligations under those agreements shall remain in full force and effect and shall survive such termination indefinitely) and the Company shall have no further obligations thereunder.

9. Attorneys’ Fees.              In any action brought by any party under this Amended Agreement to enforce any of its terms, or any appeal therefrom the prevailing party shall be entitled to an award of its reasonable attorneys’ fees.

10. Notices.           Any notices permitted or required under this Amended Agreement shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the United States mail, postage fully paid, certified mail, return receipt requested, addressed to the following address:

If to the Company:	MonoSol Rx LLC
30 Technology Drive
Warren Township, NJ 07059

with a copy to:	Doug Bratton
201 Main Street, Suite 1900
Fort Worth, Texas 76102

If to the Executive:	Joseph M. Fuisz, Esq.
1100 Connecticut Avenue, Suite 440
Washington, D.C.

Either party may change the address to which notices to such party shall be delivered personally or mailed by giving notice thereof to the other party hereto.

11. Venue: Jurisdiction.  Any suit concerning this Amended Agreement shall be filed solely in the courts of Somerset County, New Jersey. In any action brought concerning or arising from this Amended Agreement, Executive hereby agrees that he shall be subject to the jurisdiction of the state and federal courts of New Jersey. This Amended Agreement and all matters relating to the meaning, validity or enforceability thereof and the performance of the services hereunder shall be governed by the laws of the State of New Jersey, exclusive of its conflict of laws rules.

12. Binding Effect: Assignment.  Executive shall not, without the prior written consent of the Company, assign, transfer, or otherwise convey this Amended Agreement, or any right or interest herein. This Amended Agreement, and all rights and obligations of the Company or any of its successors, may be assigned or otherwise transferred to any of its successors and shall be binding upon and inure to the benefit of its successors. As used herein, the term “successor” shall mean any person, corporation or other entity that, by merger, consolidation, purchase of stock, assets, liquidation, voluntary or involuntary assignment, or otherwise, acquires all or a substantial part of the assets of the Company or succeeds to one or more lines of business of the Company.

It is expressly understood by the parties that in the event of any merger of the Company with and into Monosol Rx Inc., all rights of the Company under this Amended Amendment shall survive such merger and shall become the rights of Monosol Rx Inc.

13. Entire Agreement.  This Amended Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties hereto with respect to such subject matter, with the exception of the Intellectual Property Rights Agreement. This Amended Agreement may not be modified, amended, altered or rescinded in any manner, except by written instrument signed by all of the parties hereto; any waiver by either party with respect to any provision hereof, or the breach of any provision hereof by the other party, need be signed only by the party waiving such provision or breach; provided, further, that the waiver by either party hereto of a breach or compliance with any provision of this Amended Agreement shall not operate nor be construed as a waiver of any subsequent breach or compliance.

14. Severability.  In case anyone or more of the provisions of this Amended Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable in any respect, the remainder of this Amended Agreement, or the application of such provision to persons or circumstances other than those to which it is held to be illegal, invalid, or unenforceable, shall not be affected thereby.

15. Section Headings. The section headings contained in this Amended Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Amended Agreement.

16. Counterparts.  This Amended Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

17. Survival.  The provisions of Section 8 of this Amended Agreement shall survive any termination of this Amended Agreement and the termination of Executive’s employment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have read, executed and delivered this Amended Agreement voluntarily as of the day and year first above written.

MonoSol RX, LLC

		By:	/s/ John Cochran

Date	May 12, 2007	John Cochran, as Vice President of Bratton Capital,
Inc., the general partner of Monosol RX Genpar, L.P.
as manager of MonoSol Rx, LLC

Joseph M. Fuisz, Esq., Individually

Date	May 12, 2007	/s/ Joseph M. Fuisz, Esq.

EXHIBIT A

Form of Consulting Agreement

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into on this 1st day of January 2008 (“Effective Date”), by and between Monosol Rx, LLC, a Delaware limited liability company (the “Company”), and Joseph M. Fuisz, Esq. (“Consultant”).

RECITALS:

A.            Consultant has considerable knowledge and experience relating to certain aspects of the Company’s business;

B.            The Company desires to engage Consultant to render consulting services;

C.            The Company and Consultant wish to memorialize the terms and conditions upon which Consultant is engaged to provide consulting services to the Company; and

D.            The parties understand that the Company, through its successor by merger, Monosol Rx Inc., has or intends to file a registration statement with the Securities and Exchange Commission and has become or will become a publicly held company pursuant to U.S. securities laws. This Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their heirs, legatees, personal reprsentatives, successors and assigns. In the event of any merger of the Company with and into Monosol Rx Inc., all rights of the Company under this Agreement shall survive such merger and shall become the rights of Monosol Rx Inc.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.             SERVICES AND NATURE OF RELATIONSHIP

1.1           Engagement.  The Company hereby retains Consultant and Consultant hereby accepts such appointment and agrees to perform the services covered by this Agreement with all due skill and care on the terms and conditions set forth in this Agreement.

                                Consultant shall serve as a business advisor to the Company’s manager and those employees or representatives of the Company designated by the Company’s manager.  His services shall include, without limitation, activities directed at assisting the Company with securing research funding and commercial contracts, providing guidance on pharmaceutical development, acting as an advisor to the Company’s president and chief executive officer, and providing advice on the Company’s overall commercial business development. In no event, however, shall Consultant be required to perform more than 25 hours per month of services on behalf of the Company.

                                Consultant acknowledges and agrees that he shall have no right or authority to (a) participate in, control or influence the day to day operations of the Company, (b) act on behalf of the Company in any manner whatsoever (including, without limitation, with respect to the Company’s employees, customers, vendors, etc.) without the express written consent of either Mark Schobel or Keith Kendall; or (c) initiate communication about the Company’s business in any manner whatsoever with the Company’s employees, customers or vendors without the

1

express written consent of either Mark Schobel or Keith Kendall (provided, however, that Consultant shall be in breach of his obligations under this subclause (c) only after written notice of such breach is given by the Company to Consultant followed by at least one subsequent breach thereof by Consultant (provided the Company gives written notice to Consultant of such subsequent breach)).

1.2           Method of Performing Services.  Consultant, as an independent contractor, shall determine the method, details, and means of performing any services furnished pursuant to this Agreement, but the services contemplated herein shall meet the approval of the Company’s manager or representative of the Company designated by the Company’s manager, and be subject to the right of inspection for the Company to secure satisfactory completion thereof.  Consultant agrees to perform the services in a good and workmanlike manner.  Consultant will devote sufficient time, attention and energies to the business and interests of the Company and diligently and to the best of his ability perform such duties incident to this Agreement, and perform such other duties as requested commensurate with the terms of this Agreement.

Consultant shall comply with all applicable safety, health and other rules of the Company and its affiliates, together with all applicable U.S. or other provisions of federal, state or local safety and health laws, rules, regulations or orders.  This clause will not require the Company to police Consultant’s compliance with any rules, laws, regulations or orders and shall not impose any obligation on the part of the Company or its affiliates under such rules, laws, regulations or orders.  Nothing contained in this provision shall be interpreted as enlarging the legal duty of the Company or its affiliates to Consultant or alter the status of Consultant as set forth in this Agreement.

The preceding paragraphs of this provision are agreed to by both the Company and Consultant to be of the highest importance.  A breach or violation of any of the terms of this provision by Consultant will be considered to be a material breach of this Agreement.

1.3           No Authority to Bind.  Notwithstanding anything contained herein to the contrary, Consultant shall have no authority to obligate the Company in any manner whatsoever in the absence of specific prior written authority from the manager of the Company or a representative of the Company designated by the Company’s manager permitting Consultant to do so, including without limitation incurring expenses or entering into contracts.

1.4           Status as Independent Contractor.  Consultant acknowledges and agrees that, in performing services pursuant to this Agreement, Consultant shall be serving as an independent contractor.  Consultant agrees that Consultant is not and will not become an employee of the Company or any of its affiliates while this Agreement is in effect.  Consultant agrees that the provision of services pursuant to this Agreement will not entitle Consultant to any rights or benefits afforded to the employees of the Company or its affiliates, including such benefits as Worker’s Compensation insurance, health insurance, sick leave, retirement benefits or any other employment benefit.

1.5           Payment of Taxes.  Consultant agrees that he is solely responsible for paying when due all income taxes, including estimated taxes, payroll taxes, national insurance

2

and other taxes incurred as a result of or in connection with the compensation paid by the Company to Consultant for services rendered under this Agreement.  The Company shall issue an Internal Revenue Service Form 1099 to Consultant with respect to the compensation paid pursuant to this Agreement.  Consultant hereby indemnifies, and undertakes to defend and hold the Company free and harmless from and against any demands or claims for any taxes, interest or penalties assessed by any taxing authority with respect to sums paid to Consultant pursuant to this Agreement.

1.6           Nonexclusive Services.  Subject to the provisions of this Agreement, during the term of this Agreement, Consultant may represent, perform services for, or be retained by such additional persons or entities as Consultant deems appropriate; provided, however, that none of such activities shall interfere with Consultant’s ability to perform his obligations under this Agreement or adversely affect the business, operations or financial condition of the Company and its affiliates.

2.             TERM

The term of this Agreement shall commence on the date hereof, and shall continue for a period of one (1) year, ending on December 31, 2008, unless sooner terminated as provided in Section 5 below.

3.             FEES AND EXPENSES

The Company shall compensate Consultant for services rendered pursuant to this Agreement as follows:

3.1           Monthly Fee.  The Company agrees to compensate Consultant for services provided pursuant to this Agreement at the rate of U.S. $23,333.33 per month.  Such fees shall be payable from the Company’s offices to Consultant on a monthly basis, in accordance with the Company’s standard practices.

                                3.2           Benefits.                During the term of this Agreement, the Company agrees to reimburse Consultant for the COBRA premiums required to maintain the same level and type of health care benefits he had during his employment with MonoSol RX, LLC.  This reimbursement shall allow the Consultant to continue his coverage during the term of this Agreement at the active employee rates, subject to any changes in the terms, conditions, or rates of those plans, or the cancelation of those plans, provided that there is no gap of six (6) months or more between the term of this Agreement and the Consultant’s prior employment with the Company.  In the event of a gap of six (6) months or more, the Consultant understands and agrees that COBRA coverage may be exhausted prior to December 31, 2008 and that the Company shall have no further obligation once COBRA is exhausted.

                During the term of this Agreement, the Company further agrees to issue a separate payment to the Consultant equivalent to the 401(k) matching payment it made to him during his employment.

                During the term of this Agreement, the Company shall also continue to provide life insurance and disability coverage to the Consultant under the same policies that the Consultant

3

had during his employment with MonoSol RX, LLC.  Should the same life and disability policies not be available to Consultant during the term of this Agreement, comparable policies or reimbursement for the purchase of comparable policies shall be provided to Consultant.

At the conclusion of the term of this Agreement, provided it is not otherwise terminated prior to December 31, 2008 by either party in accordance with Section 5 below, the outstanding unvested portion of Consultant’s Performance Units shall automatically vest.

                                3.3           Expense Reimbursements.  In addition, the Company agrees to reimburse Consultant for reasonable business expenses incurred by Consultant in performing services pursuant to this Agreement as approved by the Company’s manager or a representative of the Company designated by the Company’s manager, in accordance with the Company’s then-current reimbursement policy.

3.4           Monthly Statement.  Within 10 days after the end of each calendar month, Consultant shall provide the Company an invoice for his services and expenses for such calendar month.  The Company shall pay Consultant for his approved services and expenses for such month within 10 days of its receipt of that statement.

4.             ADDITIONAL COVENANTS BY CONSULTANT

4.1           Property of the Company.

4.1.1        Consultant covenants and agrees that upon the termination of this Agreement for any reason or, if earlier, upon the Company’s request, he shall promptly return all Property which had been entrusted or made available to Consultant by the Company.  Consultant further agrees to assign all right and title in interest in any invention insofar as it relates to the Company’s business, and he agrees to participate to the best of his ability in the enforcement of any Company patent against a third party. The Company agrees to reimburse the Consultant for the reasonable expenses incurred by him related to his involvement in the retention of Company inventions and enforcement of Company patents.

4.1.2        The term “Property” shall mean all records, files, memoranda, reports, price lists, drawing, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Consultant during the term of this Agreement  relating to the Company or its business, operations or prospects (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Consultant individually or with others during the term of this Agreement relating to the Company’s business, operations or prospects.

4.2           Trade Secrets.

4.2.1        In consideration for the promises made in Section 4.3 of this Agreement, the Company promises that it shall provide and make available to Consultant certain confidential, proprietary information and trade secrets deemed to be necessary for the Consultant to provide services under this Agreement.

4

4.2.2        Consultant covenants and agrees that he shall hold in a fiduciary capacity for the benefit of the Company and each of its affiliates, and shall not directly or indirectly use or disclose, any Trade Secret that Consultant may have acquired pursuant to this Section 4.2 during the term of this Agreement for so long as such information remains a trade secret.

4.2.3        The term “Trade Secret” shall mean information, including, but not limited to, technical or non-technical data, a formula, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or that (a) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosures or use and (b) is the subject of reasonable efforts by the Company and its affiliates to maintain its secrecy.

4.2.4        This Section 4.2 is intended to provide rights to the Company which are in addition to those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

4.3           Confidential Information.

4.3.1        Consultant covenants and agrees that during the term of this Agreement and thereafter during the Restricted Period he shall hold in a fiduciary capacity for the benefit of the Company and each of its affiliates, and shall not directly or indirectly use or disclose, any of the Confidential or Proprietary Information of the Company or its affiliates that Consultant may have acquired (whether or not developed or compiled by Consultant and whether or not Consultant is authorized to have access to such information) during the term of, and in the course of, or as a result of this Agreement.

4.3.2        The term “Confidential or Proprietary Information” shall mean any secret, confidential or proprietary information that the Company or an affiliate (not otherwise included in the definition of a Trade Secret under this Agreement) that has not generally become available to the public by the act of one who has the right to disclose such information without violation of any right of the Company or its affiliates.

4.4           Non-Competition.  During the term of this Agreement and any Restricted Period, Consultant covenants and agrees that he shall not, directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any businesses competing with Company (unless the President of the Company shall have authorized such activity in writing as provided below).  Investments in less than 5% of the outstanding securities of any class of a corporation subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, shall not be prohibited by this section. For purposes of this Article 4, the term “business” shall mean any enterprise, commercial venture, or project involving film based delivery systems to deliver drug actives, nutraceuticals, cosmaceuticals or flavors, and soluble film based packaging systems.  Consultant may notify the manager of the Company in writing that he desires to own an interest in, manage, control, participate in, consult with, render services for, or otherwise engage in a business which may compete with Company within the meaning of this Agreement, and request

5

that the manager of the Company authorize such activity.  The manager of the Company shall have fifteen (15) business days to notify Consultant in writing of such authorization or denial of such authorization.  The failure of the manager of the Company to provide such notification within this fifteen (15) business day period will conclusively be deemed to be denial of such authorization.

Further, during the term of this Agreement and the Restricted Period, Consultant covenants and agrees that he will not directly or indirectly induce or otherwise attempt to influence any employee of the Company to leave the Company’s employment or in any way interfere with the relationship between the Company and any employee thereof.

Further, during the term of this Agreement and the Restricted Period, Consultant will not induce or attempt to induce any customer, supplier, licensee, joint venture partner, shareholder, licensor or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee, joint venture partner, shareholder, licensor or business relation of the Company.

To the extent this Section and the definition of Restricted Period in this Agreement conflicts with, or is more restrictive upon the Consultant than, the Non-Competition obligations from his prior Executive Employment Agreement with the Company, the terms of this Section of this Agreement shall govern.

                4.5           Conflict of Interest.  Consultant covenants and agrees that he will not receive and has not received any payments, gifts or promises and Consultant will not engage in any employment or business enterprises that in any way conflict with his ability to provide services for, or conflict with the interests of, the Company or its affiliates under this Agreement.  Consultant shall make all reasonable efforts consistent with the terms of this Agreement to prevent occurrences of and eliminate conditions which could result in a conflict with the best interest of the Company or its affiliates.  Consultant shall make all reasonable efforts to prevent conflicts of interest from arising out of relationships between Consultant, agents or employees of Consultant and agents or employees of the Company or its affiliates.  In addition, Consultant agrees to comply with the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over Consultant or the Company or its affiliates.

Consultant shall not make any payments, loans, gifts or promises or offers of payments, loans or gifts, directly or indirectly, to or for the use or benefit of any official or employee of any government or to any other person if Consultant knows, or has reason to believe, that any part of such payments, loans or gifts, or promise or offer, would violate the laws or regulations of any country having jurisdiction over Consultant or the Company or its affiliates.  Consultant’s efforts shall include the establishment of precautions to prevent Consultant and his agents and employees, if any, from giving or receiving gifts or entertainment, other than an ordinary social amenity, or make any payments, loans or other consideration for the purpose of procuring business or inducing any person to act contrary to the best interest of the Company or its affiliates.

By signing this Agreement, Consultant acknowledges that he has not made any payments, loans, gifts, promises of payments, loans or gifts to or for the use or benefit of any

6

official or employee of any government or to any other person which would violate the laws or regulations of any country having jurisdiction over Consultant or the Company or its affiliates.

4.6           Restricted Period.  The term “Restricted Period” shall mean the two (2) year period which starts on the date that this Agreement is terminated, without regard to reason for such termination.

4.7           Reasonable and Continuing Obligations.  Consultant agrees that Consultant’s obligations under Sections 4.1, 4.2, 4.3, 4.4, and 4.5 are obligations which will continue beyond the date this Agreement terminates, that such obligations are reasonable and necessary to protect the Company’s legitimate business interests.  The Company additionally shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of Section 4 (including, without limitation, seeking a court order for specific performance).

5.             TERMINATION OF AGREEMENT

This Agreement may be terminated by either party at any time for material breach by the other party, upon fifteen (15) calendar days’ written notice, if the breaching party has failed to remedy the breach leading to the termination during that fifteen (15)-day period.  If this Agreement is terminated under this provision by Consultant, Consultant shall continue to be entitled to receive, and the Company shall continue to be obligated to pay, any and all compensation to which Consultant is otherwise entitled under the terms of this Agreement as of the date of the termination of this Agreement.  If this Agreement is terminated under this provision by Company, then the Company shall not be obligated to pay any further amounts to Consultant.

6.             GENERAL PROVISIONS

6.1           Notice.  Any notice required to be given under this Agreement by one party to the other may be effected by personal delivery in writing, by telefax (with receipt of delivery and copy mailed by first class mail), by overnight courier or by regular United States mail Registered or Certified, postage pre-paid, with return receipt requested to the address of the recipient party specified on the signature page of this Agreement.  Notices delivered personally or via telefax will be deemed communicated as of the date of delivery.  Notices sent via overnight courier shall be deemed communicated three days after dispatch.  Notice sent via regular United States mail shall be deemed communicated as of the day of delivery.  Either party may change its/his address by providing notice to the other party consistent with the terms of this section.

6.2           Assignment/Subcontracting.  This Agreement, and all duties and obligations hereunder are personal in nature, and Consultant shall not assign this Agreement, or any portion thereof, voluntarily or involuntarily by operation of law, or enter into any subcontract for the performance of any services under this Agreement, or any portion thereof, without the Company’s prior written approval.

6.3           INDEMNIFICATION.  TO THE EXTENT PERMITTED BY LAW, CONSULTANT AGREES TO PROTECT, INDEMNIFY, DEFEND (INCLUDING PAYMENT

7

OF ALL COSTS, EXPENSES, AND ATTORNEY’S FEES), AND HOLD HARMLESS THE COMPANY, ITS OFFICERS, AGENTS, SERVANTS AND EMPLOYEES AND THE COMPANY SUBSIDIARIES AND AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, SERVANTS AND EMPLOYEES FROM AND AGAINST ALL CLAIMS, DEMANDS AND CAUSES OF ACTION ASSERTED BY ANY PERSON FOR PERSONAL INJURY, ILLNESS, OR DEATH OR FOR THE LOSS OF OR DAMAGE TO PROPERTY, OR ANY CIVIL FINES OR PENALTIES WHICH A GOVERNMENTAL AGENCY, OFFICER OR COURT OF LAW IMPOSES IN ANY WAY RESULTING FROM THE WILLFUL MISCONDUCT OR NEGLIGENT ACTS OR OMISSIONS OF CONSULTANT, OR HIS AGENTS, EMPLOYEES, REPRESENTATIVES OR SUBCONTRACTORS.

TO THE EXTENT PERMITTED BY LAW, THE COMPANY AGREES TO PROTECT, INDEMNIFY, DEFEND (INCLUDING PAYMENT OF ALL COSTS, EXPENSES, AND ATTORNEY’S FEES), AND HOLD HARMLESS CONSULTANT, HIS AGENTS, SERVANTS AND EMPLOYEES AND HIS SUBCONTRACTORS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, SERVANTS AND EMPLOYEES FROM AND AGAINST ALL CLAIMS, DEMANDS AND CAUSES OF ACTION ASSERTED BY ANY PERSON FOR PERSONAL INJURY, ILLNESS, OR DEATH OR FOR THE LOSS OF OR DAMAGE TO PROPERTY, OR ANY CIVIL FINES OR PENALTIES WHICH A GOVERNMENTAL AGENCY, OFFICER OR COURT OF LAW IMPOSES IN ANY WAY RESULTING FROM THE WILLFUL MISCONDUCT OR NEGLIGENT ACTS OR OMISSIONS OF THE COMPANY, ITS AGENTS, EMPLOYEES, REPRESENTATIVES, SUBSIDIARIES, AFFILITATES OR SUBCONTRACTORS.

WHERE SUCH PERSONAL INJURY, ILLNESS, DEATH, CIVIL FINES OR PENALTIES, OR LOSS OF OR DAMAGE TO PROPERTY IS THE RESULT OF THE JOINT OR CONCURRENT NEGLIGENCE OR WILLFUL MISCONDUCT OF CONSULTANT AND THE COMPANY OR THEIR RESPECTIVE AGENTS, EMPLOYEES, AFFILIATES, REPRESENTATIVES, SUBCONTRACTORS, OR ANY THIRD PARTY, CONSULTANT’S DUTY OF INDEMNIFICATION SHALL BE IN THE SAME PROPORTION THAT THE NEGLIGENCE OR WILLFUL MISCONDUCT OF THE CONSULTANT, ITS AGENTS, EMPLOYEES OR REPRESENTATIVES OR SUBCONTRACTORS CONTRIBUTED HERETO.

6.4           Governing Law.  This Agreement and all matters relating to the meaning, validity or enforceability thereof and the performance of the services hereunder shall be governed by the laws of the State of New Jersey, exclusive of its conflict of laws rule.

6.5           Arbitration.  SUBJECT TO THE PROVISIONS OF SECTION 4.6 OF THIS AGREEMENT, ANY UNRESOLVED DISPUTE OR CONTROVERSY BETWEEN CONSULTANT AND THE COMPANY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE SETTLED EXCLUSIVELY BY ARBITRATION, CONDUCTED IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT.  THE ARBITRATOR SHALL NOT HAVE THE AUTHORITY TO ADD TO, DETRACT FROM, OR MODIFY ANY PROVISION HEREOF.  A DECISION BY THE ARBITRATOR SHALL BE IN WRITING AND WILL BE

8

FINAL AND BINDING.  JUDGMENT MAY BE ENTERED ON THE ARBITRATOR’S AWARD IN ANY COURT HAVING JURISDICTION.  THE ARBITRATION PROCEEDING SHALL BE HELD IN SOMERSET, NEW JERSEY.

6.6           Computer Facilities.  If required for Consultant to perform the services under this Agreement, Consultant will have access to certain parts of the Company’s and its affiliates’ computer facilities and programs.  Consultant agrees that such access shall be subject to the following conditions:

(a)           Access to the Company’s or its affiliates’ computers shall be made only in the manner prescribed by the Company.  Access shall be made using only terminals owned or controlled by the Company and its affiliates and only by Consultant.
(b)           Any user identification code provided by the Company or its affiliates shall be used solely for access to the computers for conduct of the services for the Company or its affiliates and only by Consultant.
(c)           Consultant shall not access software or data on the Company’s or its affiliates’ computer system, other than Consultant’s software or data, without the Company’s prior written consent.
(d)           In the event that Consultant should accidentally or inadvertently access any the Company or the Company affiliate software or data which Consultant is not authorized to access, then Consultant shall immediately inform the Company and shall deliver to the Company or destroy as the Company may advise any tangible materials (and all copies thereof) resulting from such improper access.
(e)           the Company or its affiliates may copy, use, disclose, distribute, dispose of or destroy anything placed on the Company’s or its affiliates computer systems by Consultant.

6.7           Entire Agreement and Modification.  This Agreement supersedes any and all agreements, either oral or written, between the parties with respect to the rendering of consulting services by Consultant for the Company, and contains all representations, covenants and agreements between the parties with respect to the rendering of such services by Consultant, with the exception of the Intellectual Property Rights Agreement and any surviving provisions of the Consultant’s prior Executive Employment Agreement.  Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

6.8           Captions, Headings, Exhibits and Abbreviations.  The captions and headings of this Agreement are for convenience only and have no force and effect in the interpretation or construction of this Agreement.  Words indicated in parenthesis signify an abbreviation for the previous set of words or terms, so that when the abbreviation is used within the Agreement, it shall have the same meaning as a full statement of the words or terms.

6.9           Severability.  If any term, provision, covenant or condition of this Agreement shall be or become illegal, null, void, or against public policy, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining

9

provisions of this Agreement shall remain in full force and effect and shall not be affected, impaired or invalidated thereby.  The term, provision, covenant or condition that is so invalidated, voided or held to be unenforceable shall be modified or changed by the parties to the extent possible to carry out the intentions and directives set forth in this Agreement.

6.10         Successors and Assigns.  Except as restricted herein, this Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

6.11         Waiver.  No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar.  No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver in the future except to the extent specifically set forth in writing.  Any waiver given by a party shall be null and void if the party requesting such waiver has not provided a full and complete disclosure of all material facts relevant to the waiver requested.  No waiver shall be binding unless executed in writing by the party making the waiver.

[Signature Page Follows]

10

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date(s) set forth below.

JOSEPH M. FUISZ, ESQ.

Date:

Address for Notice:

MONOSOL RX, LLC

Date:	By:

Address for Notice:

11

EXHIBIT B

Benefits Summary

12

New Hire

Benefits Summary

Effective 2/1/07

Medical Dental and Vision Care

•                  Medical & Dental Care Plan

•                  Network Provider is Great West Healthcare

•                  Coverage starts on first day of the month, following hire date

•                  Vision Care Plan

•                  Coverage is bundled with Medical and Dental Plans (no additional premiums)

•                  Network Provider is VSP

•                  Coverage starts on first day of the month, following hire date

Life Insurance, Accidental Death & Dismemberment (AD&D), Short & Long Term Disability Coverage

•                  Company covers employee at 1.5x annual salary for Life and AD&D ($500,000 max)

•                  Short - term disability is company paid (60% of weekly earnings, $500 per week max)

•                  Long-term disability is company paid (60% of monthly earnings, $6000 max)

•                  Voluntary term life coverage is available at employee expense. Coverage can include:

•                  Employee — up to 5x annual salary, $250k max;

•                  Spouse — up to 50% of employee benefit/$50k max;

•                  Dependent child(ren) — up to 50% of employee benefit/$10k max

•                  Program is administered through Mutual of Omaha

Paid vacation

•                  20 days vacation annually, prorated based on hire date

401k

•                  Eligibility begins immediately

•                  Company matches 100% of employee contribution up to 6%

Administered through John Hancock

2007